For Immediate Release

Byrna Noteholders Agree to Debt for Equity Exchange

Wakefield, MA - April 9, 2020 (CSE: BYRN) (OTCQB: BYRN) - Byrna Technologies Inc. (the "Company") today announced the exchange of an aggregate of approximately $6.95 million (U.S.) of its outstanding secured convertible promissory notes (the "Notes"), representing 100% of the principal and interest due on such Notes, for 1,410 shares of its newly created Series A Convertible Preferred Stock (the "Preferred Stock"). The exchange is set to close on April 10, 2020 and upon closing of the exchange, the Company will no longer have any outstanding indebtedness and the holders will no longer have any rights with respect to the Notes.

In connection with the exchange and the issuance of Preferred Stock, the Company filed a Certificate of Designations of Series A Convertible Preferred Stock (the "Certificate of Designations") with the Secretary of State of the State of Delaware setting forth the rights and preferences of the Preferred Stock. Each share of Preferred Stock has a $5,000 issue price (the "Issue Price"). Dividends accrue on the Issue Price at a rate of 10.0% per annum and are payable to holders of Preferred Stock as, when and if declared by the Company's Board of Directors. Each share of Preferred Stock is convertible into such number of shares of Common Stock equal to the Issue Price divided by the conversion price of $0.15. Upon conversion all accrued and unpaid dividends will also be converted to Common Stock utilizing the same conversion formula. The conversion price is subject to proportional adjustment for certain transactions relating to the Company's capital stock, including stock splits, stock dividends and similar transactions. Holders of Preferred Stock are entitled to a liquidation preference in the event of any liquidation, dissolution or winding up of the Corporation based on their shares' aggregate Issue Price and accrued and unpaid dividends. Holders may convert their shares of Preferred Stock into Common Stock at any time and the Company has the right to cause each holder to convert their shares of Preferred Stock at any time after the eighteen (18) month anniversary of the original issue date if the Common Stock has traded for more than twenty (20) consecutive trading days above $0.50 (as adjusted for stock splits, stock dividends and similar transactions). Holders of shares of Preferred Stock are not entitled to vote with the holders of Common Stock, however, for so long as there are 423 shares of Preferred Stock outstanding, the Company is required to obtain the consent of the holders of the Preferred Stock to take certain corporate actions, including to incur indebtedness in excess of $250,000 in the aggregate. In addition, the Company agreed to use its reasonable best efforts to register the shares of Common Stock issuable upon conversion of the Preferred Stock in due course following the exchange.

The Notes that are being exchanged in the transaction were previously issued by the Company as part of units (the "Units") in various private placements pursuant to Regulation D under the Securities Act of 1933, as amended (the "Securities Act"), with each $1,000 of Units consisting of (i) a $1,000 10% convertible promissory note and (ii) four thousand (4,000) warrants (the "Warrants") each exercisable for one share of Common Stock at an exercise price of $0.25 per share. Such issuances were discussed in the Company's Forms 8-K filed on October 23, 2018, April 23, 2019, July 23, 2019 and January 21, 2020 and the Company's Forms 8-K/A filed on May 21, 2019 and May 22, 2019. On February 20, 2020 the Notes were amended by consent of all Holders (the "Amendment") to waive all rights to receive interest on the notes in cash and to accept Payment in Kind of accrued interest.

The Preferred Stock is being issued in exchange for the Notes pursuant to Section 3(a)(9) under the Securities Act and neither the Preferred Stock nor the Common Stock issuable upon conversion of the Preferred Stock has been registered under the Securities Act. Accordingly, such securities may not be sold, transferred or assigned in the absence of an opinion in a generally acceptable form of counsel, which counsel shall be selected by the holder and be reasonably acceptable to the Company, that registration is not required under the Securities Act, including that the securities may be sold pursuant to Rule 144 under the Securities Act.

At the closing, in accordance with the Amendment, the Company will also be issuing 1,319,327 Warrants to the Holders reflecting 4000 Warrants for each $1000 (U.S.) of unpaid interest accrued on the Notes.

The foregoing summary of the exchange, the Preferred Stock, the Warrants,  and the related agreements is qualified in its entirety by the terms of the relevant agreements, including the Certificate of Designations, exhibits thereto and amendments thereof as described in more detail in the filings referenced above and the form 8-K to be filed with the Securities and Exchange Commission in connection with the foregoing transactions.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words "believe", "project", "expect", "anticipate", "estimate", "future", "strategy", "opportunity", "plan", "may", "should", "will", "would", "will be", "will continue", "will likely result", and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release including, but not limited to, general economic conditions.  In addition, please refer to the documents that the Company files with the SEC on Forms 10-K, 10-Q and 8-K and management's discussion and analysis filed with the CSE and on SEDAR.  These filings identify and address other important risks and uncertainties that could cause events and results to differ materially from those contained in the forward-looking statements set forth in this press release.  Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements and the Company assumes no obligation and does not intend to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

About Byrna Technologies Inc. (CSE: BYRN) (OTCQB: BYRN)

Byrna Technologies is an emerging non-lethal technology company, specializing in the development and manufacture of innovative less lethal equipment and munitions. For more information on the Company, please visit the corporate website here or the company's investor relations site here. The Company recently launched its breakthrough Byrna HD personal security device, which looks to be the leading choice in the consumer and private security markets for non-lethal home protection, personal safety, and security.

Investor Relations

Lisa Wager, CLO

(978) 665-2721

lisa@byrna.com